Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE May 2, 2018

Northwest Pipe Company Reports First Quarter Results and Announces Conference Call

Quarterly Highlights:

●	Net sales increased 12.5% to $33.4 million from the first quarter of 2017
●	Gross profit was $1.3 million, or 4.0% of net sales, compared to a gross profit of $1.2 million, or 4.2% of net sales in the first quarter of 2017
●	Net loss from continuing operations per diluted share was $0.20, compared to a net loss from continuing operations per diluted share of $0.37 in the first quarter of 2017

VANCOUVER, WA – 05/02/2018– Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter ended March 31, 2018. The Company will broadcast its first quarter 2018 earnings conference call on Thursday, May 3, 2018 at 7:00 am PDT.

Outlook

“With the recent improvement in bidding activity and major programs scheduled to bid over the next several months, we expect 2018 to be a very strong bidding year. The improving demand along with a stable competitive landscape should lead to improving revenue and margins in the third and fourth quarters of 2018,” said Scott Montross, President and CEO of the Company. “We saw a lull in the bidding activity beginning in the fourth quarter of 2017 continuing into March 2018. It was only in the last ten days of March that we saw bidding activity begin to improve. As a result, we have experienced a very small revenue first quarter of 2018, and expect a very small second quarter.”

First Quarter 2018 Results

Net sales increased 12.5% to $33.4 million in the first quarter of 2018 from $29.7 million in the first quarter of 2017 due predominantly to increased tons produced. The increase in tons produced was due to project timing.

Gross profit was $1.3 million (4.0% of net sales) in the first quarter of 2018 compared to a gross profit of $1.2 million (4.2% of net sales) in the first quarter of 2017. Gross profit increased due to increased sales.

Net loss from continuing operations was $2.0 million, or $0.20 per diluted share, in the first quarter of 2018 which included $0.3 million, or $0.2 million net of taxes (using a statutory tax rate) in restructuring expense. Net loss from continuing operations in the first quarter of 2017 was $3.5 million, or $0.37 per diluted share, which included $0.9 million, or $0.6 million net of taxes (using a statutory tax rate) in restructuring expense.

Backlog represents the balance of remaining performance obligations under signed contracts (“Backlog”). The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“Confirmed Orders”). Beginning in 2018, accounting guidance requires disclosure of Backlog, which was $41 million as of March 31, 2018. Backlog including Confirmed Orders, which is the metric the Company has traditionally reported, was $87 million as of March 31, 2018 compared to $88 million as of December 31, 2017 and $77 million as of March 31, 2017.

Conference Call

The Company will hold its first quarter 2018 earnings conference call on Thursday, May 3, 2018 at 7:00 am PDT. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Thursday, May 31, 2018 by dialing 1-800-846-5780 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is the largest manufacturer of engineered steel pipe water systems in North America. The Company’s manufacturing facilities are strategically positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and its solution-based products are a good fit for applications including: water transmission, plant piping, tunnels and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended that are based on current expectations, estimates and projections about the Company’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its Water Transmission business, the impact of the Tax Cuts and Jobs Act of 2017 and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting Backlog including Confirmed Orders as well as restructuring expense net of tax. These non-GAAP measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. These should be considered as supplements to, and not as substitutes for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Robin Gantt

Chief Financial Officer

(360) 397-6325

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NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017

Net sales	$33,365	$29,657
Cost of sales	32,017	28,414
Gross profit	1,348	1,243
Selling, general and administrative expense	3,385	3,840
Restructuring expense	305	881
Operating loss	(2,342)	(3,478)
Other income (expense)	170	(89)
Interest income	77	-
Interest expense	(128)	(137)
Loss from continuing operations before income taxes	(2,223)	(3,704)
Income tax benefit	(272)	(162)
Loss from continuing operations	(1,951)	(3,542)
Loss on discontinued operations	-	(326)
Net loss	$(1,951)	$(3,868)

Basic and diluted loss per share:
Continuing operations	$(0.20)	$(0.37)
Discontinued operations	-	(0.03)
Net loss per share	$(0.20)	$(0.40)

Shares used in per share calculations:
Basic and diluted	9,707	9,604

NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$39,991	$43,646
Trade and other receivables, net	24,241	28,990
Contract assets	44,845	44,502
Inventories	17,126	17,055
Prepaid expenses and other	5,683	6,562
Total current assets	131,886	140,755
Property and equipment, net	78,349	78,756
Other assets	9,492	10,813
Total assets	$219,727	$230,324

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,460	$7,521
Accrued liabilities	5,105	6,563
Contract liabilities	1,155	2,599
Current portion of capital lease obligations	397	318
Total current liabilities	11,117	17,001
Capital lease obligations, less current portion	1,022	737
Other long-term liabilities	11,321	12,322
Total liabilities	23,460	30,060

Stockholders' equity	196,267	200,264
Total liabilities and stockholders’ equity	$219,727	$230,324